Exhibit 99.1

Park City Group Reports 158% Increase in Net Income for Fiscal Full-Year 2021

Company Ends Fiscal Year with $24.0 Million in Cash

Salt Lake City, UT – September 28, 2021 – Park City Group, Inc. (NASDAQ: PCYG), the parent company of ReposiTrak, Inc., which operates a B2B ecommerce, compliance, and supply chain platform that partners with retailers, wholesalers, and their suppliers, to accelerate sales, control risk, improve supply chain efficiencies, and source hard-to-find items, today announced financial results for the fourth fiscal quarter and full-year period ended June 30, 2021.

Full-Year Financial Highlights:

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Total revenue increased 5% to $21.0 million from $20.0 million in the prior fiscal year due to higher MarketPlace revenue and an increase in SaaS subscription revenue, partially offset by lower one-time revenue.
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Recurring SaaS revenue increased 11% to $17.7 million. The annualized run rate (ARR) of recurring revenue exiting the year was $18.4 million.
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Total operating expenses declined 2% to $18.1 million from $18.6 million in the prior fiscal year.
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GAAP net income increased 158% to $4.1 million vs. GAAP net income of $1.6 million in the prior fiscal year.
●
Net income to common shareholders of $3.5 million, up 251% compared to $1.0 million last year.
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EPS increased 251% to $0.18 vs. $0.05 in the prior fiscal year.
●
Cash from operations increased 29% to $5.4 million from $4.2 million in the prior fiscal year.

Fourth Quarter Financial Highlights:

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Total revenue decreased 21% to $4.6 million from $5.8 million in the prior fiscal quarter due to lower MarketPlace revenue.
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Recurring SaaS revenue increased 8% to $4.5 million.
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Total operating expenses declined 35% to $3.4 million from $5.3 million in the prior fiscal quarter due to lower cost of goods associated with lower Marketplace revenue.
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GAAP net income increased 143% to $1.2 million vs. GAAP net income of $480,000 in the prior fiscal quarter.
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Net income to common shareholders increased 206% to $1.0 million, vs. $333,000 in the prior fiscal quarter.
●
EPS increased 207% to $0.05 vs. $0.02 in the prior fiscal quarter.

Randall K. Fields, Chairman and CEO of Park City Group commented, “We continue to grow our recurring revenue, our earnings per share and our cash balances. We are laser focused on growing long-term and increasing profitability as we expand our offerings. Recurring revenue increased 11% this year, and our net income grew 158%, enabling us to increase our cash balances by nearly $4 million. We achieved this while simultaneously buying back $1.3 million in common stock – all in the midst of a global pandemic.”

“We enter fiscal 2022 with the strongest balance sheet in our history,” added Mr. Fields. “Our $17.7 million in base recurring revenue covers our SaaS cash fixed costs. And, we continue to offer a growing portfolio of solutions which our customers need and demand. Our current fiscal year is off to a strong start, with both of our SaaS family of products continuing the momentum from last year. In response to the FDA’s traceability rule as part of the Food Safety Modernization Act (FSMA), we are collaborating closely with industry thought leaders to bring a sophisticated and affordable Track and Trace solution to the larger market. Several of our customers have already begun to utilize our traceability solution with their suppliers. We already provide Track and Trace, affordably, effectively and at scale, so we are uniquely qualified to address this traceability requirement – it’s what we do.”

Fiscal 2021 Full-Year Results (fiscal year ended June 30, 2021 vs. fiscal year ended June 30, 2020):

Total revenue increased 5% to $21.0 million, as compared to $20.0 million last year. Total operating expense was $18.1 million, a decrease of 2% from $18.6 million a year ago. GAAP net income was $4.1 million versus $1.6 million a year ago, and GAAP net income to common shareholders was $3.5 million, or $0.18 per diluted share, compared to $1.0 million, or $0.05 per diluted share, a year ago.

Fourth Quarter Financial Results (three months ended June 30, 2021 vs. three months ended June 30, 2020):

Total revenue decreased 21% to $4.6 million as compared to $5.8 million due largely to decreases in MarketPlace revenue as demand for COVID items began to abate. This is partially offset by an 8% increase in quarterly recurring revenue. Total operating expense decreased 35% to $3.4 million due to a decrease in cost of goods related to the lower MarketPlace revenue. GAAP net income was $1.2 million, versus $480,000. GAAP net income to common shareholders was $1.0 million, or $0.05 per diluted share, compared to $333,000, or $0.02 per diluted share.

Share Repurchases:

In the fourth quarter, the Company repurchased 126,927 shares at an average price of $6.30 for a total of $800,000. To date, the Company has repurchased 710,713 shares at an average price of $5.55 for a total of $3.95 million.

Subsequent to the end of the fiscal year, Park City Group’s Board of Directors authorized an additional $12 million buyback.

Balance Sheet:

The Company had $24.0 million in cash and cash equivalents at June 30, 2021, compared to $20.3 million at June 30, 2020, an 18% increase.

Conference Call:

The Company will host a conference call at 4:15 p.m. Eastern today to discuss the Company’s results. The conference call will also be webcast and will be available via the investor relations section of the Company’s website, www.parkcitygroup.com.
Participant Dial-In Numbers:
Date: Tuesday, September 28th
Time: 4:15 p.m. ET (1:15 p.m. PT)
Toll-Free: 1-877-407-9716
Toll/International 1 -201-493-6779
Conference ID: 13722947

Replay Dial-In Numbers:
Toll Free: 1-844-512-2921
Toll/International: 1-412-317-6671
Replay Start: Tuesday September 28, 2021, 7:15 p.m. ET
Replay Expiry: Thursday October 28, 2021, 11:59 p.m. ET
Replay Pin Number: 13722947

About Park City Group:

Park City Group, Inc. (NASDAQ:PCYG), the parent company of ReposiTrak, Inc., a compliance, supply chain, and e-commerce platform that enables retailers, wholesalers, and their suppliers, to accelerate sales, control risk, and improve supply chain efficiencies. More information is available at www.parkcitygroup.com and www.repositrak.com.

Specific disclosure relating to Park City Group, including management's analysis of results from operations and financial condition, are contained in the Company's annual report on Form 10-K for the fiscal year ended June 30, 2020 and other reports filed with the Securities and Exchange Commission. Investors are encouraged to read and consider such disclosure and analysis contained in the Company's Form 10-K and other reports, including the risk factors contained in the Form 10-K.

Forward-Looking Statement

Any statements contained in this document that are not historical facts are forward-looking statements as defined in the U.S. Private Securities Litigation Reform Act of 1995. Words such as “anticipate,” “believe,” “estimate,” “expect,” “forecast,” “intend,” “may,” “plan,” “project,” “predict,” “if”, “should” and “will” and similar expressions as they relate to Park City Group, Inc. (“Park City Group”) are intended to identify such forward-looking statements. Park City Group may from time-to-time update these publicly announced projections, but it is not obligated to do so. Any projections of future results of operations should not be construed in any manner as a guarantee that such results will in fact occur. These projections are subject to change and could differ materially from final reported results. For a discussion of such risks and uncertainties, see “Risk Factors” in Park City’s annual report on Form 10-K, its quarterly report on Form 10-Q, and its other reports filed with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the dates on which they are made.

Investor Relations Contact:

John Merrill, CFO
investor-relations@parkcitygroup.com

Or

FNK IR
Rob Fink
646.809.4048
rob@fnkir.com

PARK CITY GROUP, INC.
Consolidated Balance Sheets

Assets	June 30, 2021	June 30, 2020
Current Assets
Cash	$24,070,322	$20,345,330
Receivables, net of allowance for doubtful accounts of $234,693 and $251,954 at June 30, 2021 and 2020, respectively	3,891,699	4,007,316
Contract asset – unbilled current portion	1,248,936	2,300,754
Prepaid expense and other current assets	490,817	495,511

Total Current Assets	29,701,774	27,148,911

Property and equipment, net	2,589,194	3,003,402

Other Assets:
Deposits, and other assets	22,414	22,414
Prepaid expense – less current portion	47,987	77,030
Contract asset – unbilled long-term portion	408,925	838,726
Operating lease – right-of-use asset	695,371	781,137
Customer relationships	525,600	657,000
Goodwill	20,883,886	20,883,886
Capitalized software costs, net	171,732	18,539

Total Other Assets	22,755,915	23,278,732

Total Assets	$55,046,883	$53,431,045

Liabilities and Shareholders’ Equity
Current liabilities
Accounts payable	$467,194	$407,497
Accrued liabilities	988,092	1,123,528
Contract liability - deferred revenue	1,755,341	1,845,347
Lines of credit	6,000,000	4,660,000
Operating lease liability - current	90,156	85,767
Current portion of notes payable	-	310,242
Current portion of paycheck protection program loans	-	479,866

Total current liabilities	9,300,783	8,912,247

Long-term liabilities
Operating lease liability – less current portion	605,214	695,369
Notes payable, less current portion	-	610,512
Paycheck protection program loans	-	629,484

Total liabilities	9,905,997	10,847,612

Commitments and contingencies

Stockholders’ equity:
Preferred Stock; $0.01 par value, 30,000,000 shares authorized;
Series B Preferred, 700,000 shares authorized; 625,375 shares issued and outstanding at June 30, 2021 and 2020;	6,254	6,254
Series B-1 Preferred, 550,000 shares authorized; 212,402 shares issued and outstanding at June 30, 2021 and 2020, respectively	2,124	2,124
Common Stock, $0.01 par value, 50,000,000 shares authorized; 19,351,935 and 19,484,485 issued and outstanding at June 30, 2021 and 2020, respectively	193,522	194,847
Additional paid-in capital	74,298,924	75,271,097
Accumulated deficit	(29,359,938)	(32,890,889)

Total stockholders’ equity	45,140,886	42,583,433

Total liabilities and stockholders’ equity	$55,046,883	$53,431,045

PARK CITY GROUP, INC. AND SUBSIDIARIES
Consolidated Statements of Operations

	For the Years Ended June 30,
	2021	2020

Revenue	$21,007,076	$20,038,054

Operating expense:
Cost of revenue and product support	6,884,647	6,997,424
Sales and marketing	4,995,578	5,775,309
General and administrative	5,214,936	4,948,443
Depreciation and amortization	1,019,515	838,866
Total operating expense	18,114,676	18,560,042

Income from operations	2,892,400	1,478,012

Other income (expense):
Interest income	237,269	224,908
Interest expense	(106,680)	(67,732)
Unrealized gain on short term investments	61,953	-
Gain on debt extinguishment	1,109,350	-

Income before income taxes	4,194,292	1,635,188

(Provision) for income taxes	(76,897)	(41,919)

Net income	4,117,395	1,593,269

Dividends on Preferred Stock	(586,444)	(586,444)

Net income applicable to common shareholders	$3,530,951	$1,006,825

Weighted average shares, basic	19,502,000	19,651,000
Weighted average shares, diluted	19,754,000	19,863,000
Basic earnings per share	$0.18	$0.05
Diluted earnings per share	$0.18	$0.05

PARK CITY GROUP, INC. AND SUBSIDIARIES
Consolidated Statements of Cash Flows

	For the Years Ended June 30,
	2021	2020
Cash flows from operating activities:
Net income	$4,117,395	$1,593,269
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	1,019,515	803,002
Amortization of operating right of use asset	85,766	81,604
Stock compensation expense	336,695	399,681
Bad debt expense	1,056,205	800,000
Gain on debt extinguishment	(1,109,350)	-
Decrease (increase) in:
Trade receivables	(199,437)	(205,718)
Long-term receivables, prepaids and other assets	465,978	1,279,674
Increase (decrease) in:
Accounts payable	59,697	(122,797)
Accrued liabilities	(254,601)	(278,255)
Operating lease liability	(85,766)	(81,605)
Deferred revenue	(90,282)	(72,716)

Net cash provided by operating activities	5,401,815	4,196,139

Cash flows from investing activities:
Purchase of property and equipment	(147,140)	(650,422)
Capitalization of software development costs	(171,733)	-

Net cash used in investing activities	(318,873)	(650,422)

Cash flows from financing activities:
Proceeds from employee stock purchase plans	117,487	120,923
Proceeds from issuance of note payable	-	1,109,350
Net increase in lines of credit	1,340,000	-
Dividends paid	(586,444)	(586,444)
Common stock buy-back	(1,308,238)	(2,158,471)
Payments on notes payable and capital leases	(920,755)	(295,168)

Net cash used in financing activities	(1,357,950)	(1,809,810)

Net increase in cash and cash equivalents	3,724,992	1,735,907

Cash and cash equivalents at beginning of period	20,345,330	18,609,423

Cash and cash equivalents at end of period	$24,070,322	$20,345,330